NU SKIN ENTEPRISES

FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110
Larry Macfarlane (media)
(801) 345-2112

NU SKIN ENTERPRISES REPORTS SECOND QUARTER 2003 RESULTS

PROVO, Utah — July 29, 2003 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported second quarter revenue higher than projected and earnings per share in-line with the company’s guidance.

Financial Results

        For the quarter ended June 30, 2003, Nu Skin Enterprises’ revenue was $240.7 million compared to $244.9 million in the second quarter of 2002. Net income was $16.8 million and earnings per share were $0.21 in the second quarter compared to net income of $18.0 million and earnings per share of $0.22 for the same period in 2002.

        For the six months ended June 30, 2003, revenue was level with prior year results at approximately $460 million. For the six months ended June 30, 2003, net income was $29.6 million and earnings per share were $0.36 compared to $30.9 million and $0.37, respectively, for the same period in 2002. Excluding the impact of foreign currency fluctuation, revenue was down 5 percent for the quarter and for the first six months of the year.

        “Higher than projected revenue reflects progress in achieving our top priorities,” commented Truman Hunt, president and chief executive officer. “The U.S. market performed well during the quarter, with Pharmanex revenue up 37 percent over prior year results. We are also pleased with our results in China where we generated $5.8 million of revenue during the quarter, up 50 percent sequentially. Japan performed as expected during the second quarter, with key indicators improving. And smaller markets, including Thailand, Australia/New Zealand and Europe posted strong revenue gains.”

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July 29, 2003

Regional Results

North Asia. Second quarter revenue in North Asia was $152.0 million, down 1 percent compared to the same period in 2002. As expected, local currency revenue in Japan and South Korea declined 6 percent and 21 percent, respectively, but both markets posted solid sequential revenue growth. New products and new distributor incentives are beginning to have a positive impact, particularly in Japan. Although down 12 percent compared to the second quarter of 2002, management believes that North Asia’s executive distributor count is stabilizing.

North America. Revenue in North America was $31.7 million, down 8 percent from 2002 due primarily to lower Big Planet revenue as a result of the company’s emphasis on higher margin products. The rollout of the Pharmanex BioPhotonic Scanner and new product introductions positively impacted results in the United States, with Pharmanex revenue up 37 percent during the quarter. The executive distributor count in North America was up 16 percent over prior year results.

Greater China. Revenue in Greater China, which includes Taiwan, Hong Kong and mainland China, increased 15 percent to $30.0 million during the second quarter. This increase was due to additional revenue from expanded operations in China in 2003. The SARS epidemic negatively impacted revenue in Taiwan and Hong Kong during the second quarter. In addition, comparative prior year results were positively impacted by the second quarter 2002 announcement of the company’s plans to expand operations in China. The region’s executive distributor count was up 36 percent compared to the second quarter of 2002, due primarily to the inclusion of China’s employed sales representatives in the executive distributor count.

South Asia/Pacific. Revenue in South Asia/Pacific, which includes Thailand, Singapore, Malaysia, the Philippines and Australia/New Zealand, was down 21 percent during the second quarter to $18.0 million. Solid revenue gains in Thailand and Australia/New Zealand were offset by declines in Singapore and Malaysia. The region’s second quarter executive distributor count decreased 15 percent compared to prior year results.

Other Markets. Revenue from the company's other markets was up 24 percent to $8.9 million during

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July 29, 2003

the second quarter due primarily to revenue growth and favorable currency fluctuations in Europe. The executive distributor count in Europe and Latin America increased 4 percent compared to the second quarter of 2002.

Division Results

Nu Skin. Personal care revenue was $112.0 million during the second quarter, down 6 percent compared to prior year results and down 10 percent excluding the impact of foreign currency fluctuation. Increased revenue from China was offset by declines in other markets and a revenue shift to Pharmanex products in countries impacted by SARS. During the quarter, Nu Skin introduced in Japan Tru Face™ Essence, an advanced skin-firming product. Tru Face™ Essence posted better than expected sales during the quarter and is projected to generate approximately $10 million of revenue in Japan during 2003. This product will be introduced in Taiwan and South Korea during the third quarter.

Pharmanex.    Nutrition revenue increased 3 percent to $116.1 million during the second quarter compared to the prior year period, and was approximately level with last year’s results excluding the impact of foreign currency fluctuation. Nutrition revenue was positively impacted by the Pharmanex BioPhotonic Scanner in the United States, the late June launch in Japan of ReishiMax GLP™, which promotes a healthy immune system, and steady increases in automatic monthly delivery subscriptions, which have increased 21 percent compared to the second quarter of 2002.

Big Planet. Revenue was $12.6 million during the second quarter. Big Planet revenue was negatively impacted by the company’s focus on Pharmanex and Nu Skin products and by a decline in revenue from the professional employer organization (PEO), which is expected to be sold in the third quarter.

Operational Performance

        The company’s gross margin improved approximately 100 basis points compared to second quarter 2002 results. The year-over-year improvement in gross margin is related to the company’s continued emphasis on promoting higher margin products and the strengthening of the Japanese yen versus the U.S. dollar. Distributor incentives, as a percent of revenue, were up over the prior year period

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July 29, 2003

due to lower Big Planet revenue and special incentives designed to reward new distributor leadership, particularly in Japan and the United States. Selling, general and administrative expenses increased $2.9 million compared to the prior year period because of the strengthening of the Japanese yen, which added $1.6 million to reported results, and incremental expenses associated with China. Consequently, operating margin for the quarter was down approximately 170 basis points from second quarter 2002 results. The company posted a $1.0 million gain in other income during the quarter due to fluctuations in the Japanese yen.

        The company’s second quarter cash position increased by $9.8 million to $113.7 million as a result of $18.6 million of cash flow generated from operations during the quarter. The company paid $5.6 million in dividends and repurchased $2.3 million of company stock during the second quarter.

Outlook

        “We are encouraged about our prospects for the remainder of the year,” indicated Mr. Hunt. “Our top priority remains generating growth in Japan. To help in this effort, we are moving regional personnel who oversee both Japan and South Korea to Tokyo. Robert Conlee, president, North Asia, who has overseen the North Asia region for the past two years from Provo, will relocate to Japan by the end of August. Robert is very familiar with the region, having already spent five years in Tokyo helping to manage our Japan business.

        “Second, we need to continue our momentum in the United States and China. We now have 230 Pharmanex BioPhotonic Scanners in use in the U.S., and are improving distributor access to this sales tool. The regulatory review of our China operations was recently concluded with no changes being required in our operating model. Our government relations in China continue to improve. Our sales growth in China is centered in just a few cities and we’ll seek to drive growth in additional cities where we currently operate in the upcoming months.

        “We recognize the need to stem the sales decline in South Korea, Singapore and Malaysia. We have good managers focused on these countries and we believe these markets will post improving sequential results in the third quarter.

        “By focusing corporate resources on our strategic priorities, we believe we can more consistently grow our active and executive distributor count, establish solid revenue growth and continue to improve profitability. Our spending will be in three key areas: 1) development of distributor

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leadership and retention; 2) research and development and marketing of new products and distributor tools; and 3) creation of a successful emerging market business model. We are developing a new business approach for Brazil, one of the largest direct selling markets in the world, under the direction of our newly appointed general manager in Brazil, Joäo Maggioli, formerly president of Avon Brazil.

        “We are also taking a close look at our cost structure to make sure our spending is focused on our most promising growth opportunities. The divestiture of the professional employer organization is part of this effort. In addition, we have offered an early retirement package and we are evaluating every business function to focus our resources on our strategic priorities.”

        “Including the impact of lost revenue from the sale of the PEO and the change in the Big Planet telecommunications business, revenue in the third quarter is expected to be $230 to $240 million,” added Ritch Wood, chief financial officer. “As a result of the evaluation of our cost structure as well as the third quarter divestiture of the Big Planet PEO, we anticipate taking a $5-6 million one time charge in the third quarter. Earnings per share, excluding the one-time charge, are expected to be in the $0.20 to $0.23 range for the third quarter and $0.83 to $0.86 for the year. On a GAAP basis, earnings per share for the third quarter are expected to be in the $0.15 to $0.18 per share range and earnings per share for 2003 are expected to be $0.78 to $0.81. The non-GAAP projections exclude, on an after-tax basis, an estimated $0.02 per share charge related to the planned sale of the PEO and an estimated $0.03 per share charge related to the early retirement program and other non-recurring employee separation charges.”

        Management’s overview of second quarter financial results will be held today, Tuesday, July 29, 2003, beginning at 11:30 a.m. (EDT). You can access this webcast from the Investor portion of the company’s website www.nuskinenterprises.com. The replay of the webcast will be available at the same location through August 12, 2003. Tables that include historical Greater China and South Asia/Pacific financial and distributor information will be available on the company’s website by the close of business on Tuesday, July 29, 2003.

The Company

        Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 30 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin brand, science-based nutritional supplements under the Pharmanex brand,

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July 29, 2003

and business service and home-care products under the Big Planet brand. Nu Skin, Pharmanex and Big Planet are registered trademarks of the company and its affiliates.

        Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements that represent the company’s current expectations and beliefs, including, among other things: (i) our belief that business is stabilizing in certain Asian markets; (ii) our plans to realign resources to generate growth and anticipated restructuring charges; (iii) our reaffirmation of our outlook for 2003; and (iv) the outlook for the third quarter including our anticipation that revenue will be $230 to $240 million and earnings per share, excluding the one-time charge, will be $0.20 to $0.23. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in Japan, including any continuation or increase in the impact of negative market conditions on the company’s business, material decreases in executive level and active distributors, adverse changes in exchange rates, or the company’s failure to execute effective initiatives in this market; (b) regulatory risks associated with the company’s operations in China; (c) risk that a regulatory agency may conclude that the Pharmanex BioPhotonic Scanner is a medical device, which could delay or inhibit our use of the scanner until registration is secured; (d) risks of delays or other problems associated with the completion of the final design and mass production of the Pharmanex Biophotonic Scanner; (e) uncertainty regarding the ability of the company to successfully expand operations in China through a retail business model and the level to which China operations will distract attention of distributors from other markets; (f) any failure of planned initiatives to generate interest among distributors and generate sponsoring and selling activities on a sustained basis; (g) adverse publicity related to the company’s business, products or industry; and (h) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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Nu Skin Enterprises
July 29, 2003

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the Second Quarters Ended June 30, 2003 and 2002
(in thousands, except per share amounts)

	2003	2002
Revenue
North Asia	$ 152,037	$ 154,242
North America	31,702	34,550
Greater China	30,021	26,025
South Asia and Pacific	18,028	22,926
Other Markets	8,932	7,181

Total revenue	240,720	244,924

Cost of sales	45,292	48,629

Gross margin	195,428	196,295

Operating expenses
Distributor incentives	97,492	96,567
Selling, general and administrative	72,197	69,303

Total operating expenses	169,689	165,870

Operating income	25,739	30,425

Other income (expense), net	965	(1,800)

Income before provision for income taxes	26,704	28,625
Provision for income taxes	9,880	10,591

Net income	$ 16,824	$ 18,034

Net income per share
Basic	$ 0.21	$ 0.22
Diluted	$ 0.21	$ 0.22

Weighted average number of shares outstanding
Basic	80,403	81,785
Diluted	81,561	83,568

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July 29, 2003

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the Six Months Ended June 30, 2003 and 2002
(in thousands, except per share amounts)

	2003	2002
Revenue
North Asia	$ 287,331	$ 285,487
North America	62,964	69,573
Greater China	57,074	48,288
South Asia and Pacific	35,930	43,820
Other Markets	17,053	13,835

Total revenue	460,352	461,003

Cost of sales	86,901	92,713

Gross margin	373,451	368,290

Operating expenses
Distributor incentives	185,528	179,400
Selling, general and administrative	142,470	137,992

Total operating expenses	327,998	317,392

Operating income	45,453	50,898

Other income (expense), net	1,541	(1,809)

Income before provision for income taxes	46,994	49,089
Provision for income taxes	17,387	18,163

Net income	$ 29,607	$ 30,926

Net income per share
Basic	$ 0.37	$ 0.38
Diluted	$ 0.36	$ 0.37

Weighted average number of shares outstanding
Basic	80,589	82,085
Diluted	81,890	83,439

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July 29, 2003

Nu Skin Enterprises, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$ 113,650	$ 120,341
Accounts receivable	16,028	18,914
Inventories, net	89,386	88,306
Prepaid expenses and other	46,073	48,878

	265,137	276,439

Property and equipment, net	56,568	55,342
Goodwill	118,768	118,768
Other intangible assets, net	67,542	69,181
Other assets	94,082	92,108

Total assets	$ 602,097	$ 611,838

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 15,686	$ 17,992
Accrued expenses	50,042	77,808

	65,728	95,800

Long-term debt	81,077	81,732
Other liabilities	54,176	47,820

Total liabilities	200,981	225,352

Stockholders' equity
Class A common stock	36	36
Class B common stock	44	45
Additional paid-in capital	64,551	69,803
Accumulated other comprehensive loss	(64,647)	(68,988)
Retained earnings	403,920	385,590
Deferred compensation	(2,788)	--

	401,116	386,486

Total liabilities and stockholders' equity	$ 602,097	$ 611,838

Nu Skin Enterprises, Inc.
Distributor Growth by Market

	As of June 30, 2003		As of June 30, 2002		% Increase (Decrease)
	Active	Executive	Active	Executive	Active		Executive
North Asia	312,000	16,276	324,000	18,451	(3.7%	)	(11.8%	)
North America	70,000	2,726	73,000	2,350	(4.1%	)	16.0%
Greater China*	104,000	3,861	73,000	2,833	42.5%		36.3%
South Asia and Pacific	62,000	2,198	72,000	2,589	(13.9%	)	(15.1%	)
Other Markets	31,000	1,011	28,000	970	10.7%		4.2%

Total	579,000	26,072	570,000	27,193	1.6%		(4.1%	)

*	Following the opening of 100 retail stores in China during 2003, active distributors includes 36,000 preferred customers and executive distributors includes 1,212 employed, full-time sales representatives.

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